Exhibit 10.4
MIMEDX GROUP, INC.

2016 EQUITY AND CASH INCENTIVE PLAN
Restricted Stock Agreement
No. of shares
of Restricted Stock: __________
THIS RESTRICTED STOCK AGREEMENT (this “Agreement”) dated as of the ____ day of ____ 2020 (the “Grant Date”), between MiMedx Group, Inc. (the “Company”) and _________________ (the “Participant”), is made pursuant and subject to the provisions of the Company's 2016 Equity and Cash Incentive Plan (the “Plan”), a copy of which is attached hereto. All terms used herein that are defined in the Plan have the same meaning given them in the Plan.
1.Grant of Restricted Stock. Pursuant to the Plan, the Company, on the Grant Date granted to the Participant, subject to the terms and conditions of the Plan and subject further to the terms and conditions set forth herein, this Restricted Stock Award for ______ shares of Common Stock (the “Shares”). The Shares are nontransferable and forfeitable until the time they vest and become nonforfeitable as described herein. The Shares will vest and become nonforfeitable as set forth in Section 2 below.
2.    Vesting of the Shares. Subject to earlier expiration or termination as provided herein, the Shares will become vested and nonforfeitable (such date upon which the Shares vest, the “Vesting Date”) as follows:
(a)    Time-Based Vesting. The Shares will become vested in full and nonforfeitable upon the first anniversary of the Date of Grant, provided the Participant has either (i) been continuously providing services as a non-employee director of the Company from the Date of Grant until such date or, (ii) following the Participant’s term of service as a non‑employee director during the vesting period, the Participant has fully performed the obligations in Section 4, below, through such date.
(b)    Change of Control. Notwithstanding the foregoing subsection (a), upon the occurrence of a Change of Control, the Shares shall become vested and nonforfeitable at the time of the Change of Control, provided the Participant has been continuously employed by, or providing services to, the Company or an Affiliate from the Date of Grant until the time of the Change of Control.
(c)    Death and Disability. Notwithstanding the foregoing, if the Participant's service as a non-employee director of the Company or performance of obligations under Section 4 is terminated on account of the Participant's death or Disability, the Shares shall become vested and nonforfeitable upon termination of the Participant’s service as a non‑employee director or performance of obligations under Section 4, as applicable, on account of the Participant's death or Disability.

3.    Non-Transferability of the Shares.
(a)    Transfer Restrictions. Participant shall not assign or transfer any Shares while such Shares remain forfeitable, other than by will or the laws of descent and distribution. No right or interest of Participant or any transferee in the Shares shall be subject to any lien or any obligation or liability of the Participant or any transferee.
(b)    Stock Holding Requirements. Notwithstanding any other provision of this Agreement, the shares that vest and become nonforfeitable may not be sold, transferred or otherwise disposed of until the level of ownership provided in the Company’s Stock Ownership Guidelines is met, to the extent applicable to the Participant. All shares of Common Stock acquired hereunder shall be subject to the terms and conditions of the Company’s Stock Ownership Guidelines, as they may be amended from time to time.
4.    Continuing Services and Protective Covenants.
(a)The Participant agrees to be available for consultation and cooperation with the Company during the vesting period, as may be reasonably requested by the Company, including any portion of the vesting period following termination of Participant’s service as a non‑employee director.
(b)Definitions. This Subsection sets forth the definition of certain capitalized terms used in this Section 4.
(i)    “Competing Business” shall mean a business (other than the Company) that, directly or through a controlled subsidiary or through an affiliate, is an integrated developer, processor, and/or marketer of a) collagen based biomaterials and products, b) bioimplants processed from human amniotic membrane, c) other amnion based products, d) tissue regeneration products, e) human allograft including skin and bone products, and f) other products of the type conducted, authorized, offered or provided within two years prior to the Grant Date (collectively, “Competing Services”).
(ii)    “Competitive Position” shall mean: (A) the Participant’s direct or indirect equity ownership (excluding ownership of less than one percent (1%) of the outstanding common stock of any publicly held Company) or control of any portion of any Competing Business; or (B) any employment, consulting, partnership, advisory, directorship, agency, promotional or independent contractor arrangement between the Participant and any Competing Business where the Participant performs services for a Competing Business.
(iii)    “Confidential Information” shall have the meaning provided in the Georgia Restrictive Covenants Act, Ga. Code Ann. §§ 13-8-50 to 59, and all amendments thereto, concerning the Company, its parent and the other subsidiaries of its parent in any form or media, whether oral, written, graphic, machine readable, sample form, or other tangible media, or in information storage and retrieval systems, including (A) all tangible reproductions or embodiments of such Confidential Information; (B) all notes, analyses, compilations, studies, interpretations or other documents, and all copies thereof, prepared by the Participant, which contain, reflect or are based upon, in whole or in part, any Confidential Information. Confidential Information includes, but is not limited to, data, reports (including, but not limited to, weekly task list reports and clinical research reports), analyses (including, but not limited to, analyses of competitive products and potentially competitive emerging technologies), matrices, notes, interpretations, protocols, forecasts, testing, methods and analysis of test results, records, models (including, but not limited to, the models of studies performed), documents, agreements, business plans, budgeting information, customer lists, the identity of and information relating to suppliers, business partnerships and acquisition targets, financial statements and other financial information of the Company and its customers or suppliers, know-how, strategic or technical data, research (primary and basic), clinical trial data and outcomes, technology (including without limitation all processing, manufacturing and related technology), designs, developments, inventions, data and any components thereof, whether or not copyrightable, intellectual property and trade secrets, whether or not patented or patentable, patent programs and strategies, sales and marketing data, marketing research data, marketing strategies, marketing materials (including, those in draft form), product information (including, but not limited to, the composition and structure of products, manufacturing processes for products, histology of products, biologic activity of products, internal opinions on the efficacy of products, and research team conclusions on products), product research and development data, sample product information, information discussed during lab meetings, software programs (including source code), pricing information and strategies, information provided by third parties which the Company has a duty to protect from disclosure.
(iv)    “Covenant Period” shall mean the period of time from the Grant Date to the date that is twelve (12) months after the Grant Date.
(v)    “Customers” shall mean prospective and actual customers, clients or referral sources to or on behalf of which the Company provides Competing Services and with whom the Participant had Material Contact (A) during the two years prior to the Grant Date and (B) during the Covenant Period.
(vi)    “Material Contact” shall mean the contact between the Participant and each Customer or potential Customer of the Company: (A) with whom or with which the Participant dealt on behalf of the Company in an effort to initiate, maintain or further a business relationship between the Company and the Customer or potential Customer; (B) whose dealings with the Company were coordinated or supervised by the Participant; (C) about whom the Participant obtained Confidential Information in the ordinary course of business as a result of the Participant’s association with the Company; or (D) who receives products or services authorized by the Company, the sale or provision of which directly results or resulted in compensation, commissions, or earnings for the Participant within the last two (2) years of the Participant’s service with the Company.
(vii)    “Restricted Territory” shall mean the 48 contiguous states of the continental United States.
(viii)    “Trade Secrets” shall mean Confidential Information which meets the additional requirements of the Georgia Trade Secrets Act of 1990 (the “Act”) or similar state law, as applicable, or the Defend Trade Secrets Act of 2016.

(c)Limitation on Competition. In consideration of the Company’s entering into this Agreement and the acknowledgements set forth in Section 4(f) below, the Participant agrees that during the Covenant Period, the Participant will not, without the prior written consent of the Company, anywhere within the Restricted Territory, either directly or indirectly, alone or in conjunction with any other party, accept, enter into or take any action in conjunction with or in furtherance of a Competitive Position (other than action to reject an unsolicited offer of a Competitive Position).
(d)Limitation on Soliciting Customers. In consideration of the Company’s entering into this Agreement and the acknowledgements set forth in Section 4(g) below, the Participant agrees that during the Covenant Period, the Participant will not, without the prior written consent of the Company, alone or in conjunction with any other party, solicit, divert or appropriate or attempt to solicit, divert or appropriate on behalf of a Competing Business with which Participant has a Competitive Position any Customer located in the Restricted Territory (or any other Customer with which the Participant had any material contact on behalf of the Company) for the purpose of providing the Customer or having the Customer provided with Competing Services.
(e)Limitation on Soliciting Personnel or Other Parties. In consideration of the Company’s entering into this Agreement and the acknowledgements set forth in Section 4(g) below, the Participant hereby agrees that during the Covenant Period, the Participant will not, without the prior written consent of the Company, alone or in conjunction with any other party, solicit or attempt to solicit any employee, consultant, contractor, independent broker or other personnel of the Company or any subsidiary of the Company to terminate, alter or lessen that party’s affiliation with the Company or to violate the terms of any agreement or understanding between such employee, consultant, contractor or other person and the Company or any subsidiary of the Company.
(f)Limitation on Use and/or Disclosure of Confidential Information. In consideration of the Company’s entering into this Agreement and the acknowledgements set forth in Section 4(g) below, the Participant hereby agrees that from the Grant Date to the date that is twelve months after the Grant Date, he shall (A) hold all Confidential Information in trust and confidence and not, directly or indirectly, divulge, publish or disclose the Confidential Information, whether it is tangible or intangible, to (I) any third party, or (II) any employee or contractor of the Company not authorized to access the Confidential Information, without prior written consent of the Company; (B) not copy or remove from the Company offices any Confidential Information or Trade Secrets without prior written consent of the Company; and (C) not use the Confidential Information for the Participant’s personal benefit or for the benefit of any third party, except as otherwise required pursuant to valid judicial order, provided the Participant shall provide prompt written notice of such order to, and shall use the Participant’s best efforts to cooperate with, the Company to obtain a protective order or other remedy to ensure that confidential treatment will be afforded such Confidential Information. Notwithstanding the foregoing obligations not to disclose Confidential Information, nothing in this Agreement prohibits the Participant from disclosing information in confidence to a government official or to an attorney for the sole purpose of reporting or investigating a suspected violation of the law. Similarly, nothing in this Agreement prohibits the Participant from disclosing information in a complaint or other court filing, if and only if such filing is made under seal.

(g)Acknowledgements. The Participant understands that the nature of the Participant's position gives the Participant access to and knowledge of confidential business information of the Company and places the Participant in a position of trust and confidence with the Company. The Participant understands and acknowledges that the intellectual services the Participant provides to the Company are unique, special, or extraordinary. The Participant further understands and acknowledges that the Company's ability to reserve these for the exclusive knowledge and use of the Company is of great competitive importance and commercial value to the Company, and that improper use or disclosure by the Participant is likely to result in unfair or unlawful competitive activity. The parties acknowledge and agree that the Protective Covenants are reasonable as to time, scope and territory given the Company’s need to protect its trade secrets and confidential business information and given the substantial payments and benefits to which the Participant may be entitled pursuant to this Agreement.
(h)Remedies. The parties acknowledge that any breach or threatened breach of a Protective Covenant by the Participant is reasonably likely to result in irreparable injury to the Company, and therefore, in addition to all remedies provided at law or in equity, the Participant agrees that the Company shall be entitled to a temporary restraining order and a permanent injunction to prevent a breach or contemplated breach of the Protective Covenant. If the Company seeks an injunction, the Participant waives any requirement that the Company post a bond or any other security.
5.    Forfeiture of the Shares. Shares that are not vested and nonforfeitable pursuant to Sections 2(a), (b) or (c) as of the date of termination of Participant’s service as a non‑employee director of the Company or full performance of the obligations in Section 4, above, through the end of the vesting period, as applicable, will be forfeited automatically at the close of business on that date (immediately upon removal or notice of termination for Cause). In no event may the Shares become vested and nonforfeitable, in whole or in part, after forfeiture pursuant to this Section 5.
6.    Agreement to Terms of the Plan and this Agreement. The Participant has received a copy of the Plan, has read and understands the terms of the Plan and this Agreement, and agrees to be bound by their terms and conditions. All decisions and interpretations made by the Company or the Committee with regard to any question arising under this Agreement will be binding and conclusive on the Company and Participant and any other person who has any rights under this Agreement.
7.    Tax Consequences. The Participant acknowledges (i) that there may be adverse tax consequences upon acquisition or disposition of the shares of Common Stock received upon vesting of the Shares and (ii) that Participant should consult a tax adviser prior to such acquisition or disposition. The Participant is solely responsible for determining the tax consequences of the Restricted Stock Award and for satisfying the Participant’s tax obligations with respect to the Restricted Stock Award (including, but not limited to, any income or excise tax as resulting from the application of any Code section or related interest and penalties), and the Company and its Affiliates shall not be liable if this grant is subject to Code Sections 409A, 280G or 4999.

8.    Fractional Shares. Fractional shares shall not be issuable hereunder, and when any provision hereof may entitle the Participant to a fractional share such fractional share shall be disregarded.
9.    Change in Capital Structure. The Shares shall be adjusted in accordance with the terms and conditions of the Plan as the Committee determines is equitably required in the event the Company effects one or more stock dividends, stock splits, subdivisions or consolidations of shares or other similar changes in capitalization.
10.    Notice. Any notice or other communication given pursuant to this Agreement, or in any way with respect to the Shares, shall be in writing and shall be personally delivered or mailed by United States registered or certified mail, postage prepaid, return receipt requested, to the following addresses:
If to the Company:    MiMedx Group, Inc.
1775 West Oak Commons Ct. NE
Marietta, Georgia 30062
Attn: ___________________

If to the Participant:

11.    Shareholder Rights. While the Shares remain subject to forfeiture in accordance with this Agreement, Participant shall have all rights of a stockholder with respect to such Shares, including the right to receive dividends and vote the Shares; provided, however, that during such period (i) Participant may not sell, transfer, pledge, exchange, hypothecate or otherwise dispose of the Shares other than as described above and (ii) the Company shall retain custody of any certificates evidencing the Shares. In lieu of retaining custody of any certificates evidencing the Shares, the Shares granted under the Agreement, may, in the Company’s discretion, be held in escrow by the Company or reflected in the Company’s books and records, until Participant’s interest in such Shares becomes vested and nonforfeitable. With respect to any Shares forfeited under this Agreement, Participant does hereby irrevocably constitute and appoint the Secretary of the Company or any successor Secretary of the Company (the “Secretary”) as Participant’s attorney to transfer the forfeited Shares on the books of the Company with full power of substitution in the premises. The Secretary shall use such authority to cancel any Shares that are forfeited under this Agreement.
12.    No Right to Continued Service. Neither the Plan, the granting of the Shares nor any other action taken pursuant to the Plan or this Agreement constitutes or is evidence of any agreement or understanding, expressed or implied, that the Company or any Affiliate shall retain the Participant as a non-employee director or other service provider for any period of time or at any particular rate of compensation or the rights of shareholders to elect and remove non‑employee directors.
13.    Binding Effect. Subject to the limitations stated above and in the Plan, this Agreement shall be binding upon and inure to the benefit of the legatees, distributees, and personal representatives of the Participant and the successors of the Company.
14.    Conflicts. In the event of any conflict between the provisions of the Plan and the provisions of this Agreement, the provisions of the Plan shall govern. All references herein to the Plan shall mean the Plan as in effect on the date hereof.
15.    Counterparts. This Agreement may be executed in a number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one in the same instrument.
16.    Miscellaneous. The parties agree to execute such further instruments and take such further actions as may be necessary to carry out the intent of the Plan and this Agreement. This Agreement and the Plan shall constitute the entire agreement of the parties with respect to the subject matter hereof.
17.    Section 409A. Notwithstanding any of the provisions of this Agreement, it is intended that the Shares be exempt from Section 409A of the Code. Notwithstanding the preceding, neither the Company nor any Affiliate shall be liable to the Participant or any other person if the Internal Revenue Service or any court or other authority have any jurisdiction over such matter determines for any reason that the Shares are subject to taxes, penalties or interest as a result of failing to be exempt from, or comply with, Section 409A of the Code.
18.    Section 83(b). The Participant may make an election under Section 83(b) of the Code to include the Fair Market Value of the Shares in taxable income as of the Date of Grant.
19.    Compensation Recoupment Policy. Notwithstanding any other provision of this Agreement, the Participant shall reimburse or return to the Company the gross number of shares of Common Stock that the Participant received (or would have received absent a “net exercise” procedure) under this Agreement or, if greater, the amount of gross proceeds from any earlier sale of any such shares of Common Stock, plus any other amounts received with respect to this Award, to the extent any reimbursement, recoupment or return is required under applicable law or the Company’s Compensation Recoupment Policy or any similar policy that the Company may adopt.
20.    Governing Law. This Agreement shall be governed by the governing laws applicable to the Plan.

[Signature Page to Follow]

IN WITNESS WHEREOF, the Company has caused this Agreement to be signed by a duly authorized officer, and the Participant has affixed the Participant’s signature hereto.

COMPANY:
MiMedx Group, Inc.

By:
Name:
Title:

ATTEST:
___________________________________________
[Name]
[Title]

PARTICIPANT:

Participant’s Signature